Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports Second Quarter 2018 Net Income of $4.0 Million
and Announces Quarterly Dividend of $0.13 per Share

•
Net income for the quarter ended June 30, 2018 totaled $4.0 million, or $0.48 per diluted share, compared with $3.3 million, or $0.40 per diluted share, for the same period in 2017. Net income for the six months ended June 30, 2018 totaled $7.6 million, or $0.92 per diluted share, compared with $5.3 million, or $0.65 per diluted share, for the same period in 2017.

•
Gross loans outstanding at June 30, 2018, excluding loans held for sale, totaled $1.06 billion, an increase of $53.9 million, or 10.8% annualized, compared with the December 31, 2017 balance totaling $1.01 billion. In a year-over-year comparison, gross loans outstanding at June 30, 2018 increased 13.9% over June 30, 2017.

•	Deposits totaled $1.33 billion at June 30, 2018, growing 8.7%, compared with the December 31, 2017 balance totaling $1.22 billion.

•
Net interest income for the quarter ended June 30, 2018 totaled $12.4 million, an increase of 15.3% over the quarter ended June 30, 2017, which totaled $10.7 million. Net interest income for the six months ended June 30, 2018 totaled $24.0 million, a 14.7% increase compared with $21.0 million for the same period in 2017. Net interest margin, on a taxable-equivalent basis, totaled 3.32% for the second quarter in 2018 compared with 3.26% for the first quarter of 2018 and 3.35% for the second quarter of 2017. Net interest margin, on a taxable-equivalent basis, totaled 3.29% for the six months ended June 30, 2018 compared with 3.35% for the same period in 2017. Yields and interest income on tax-exempt assets reflected the Company's lower statutory tax rate in 2018.

•
The Board of Directors declared a cash dividend of $0.13 per common share, payable August 3, 2018, to shareholders of record as of July 28, 2018, a 30.0% increase over the dividend declared in July, 2017.

SHIPPENSBURG, PA (July 18, 2018) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and six months ended June 30, 2018. Net income totaled $4.0 million for the second quarter of 2018, compared with $3.3 million for the same period in 2017. Net income for the six months ended June 30, 2018 totaled $7.6 million, compared with $5.3 million for the same period in 2017. Diluted earnings per share totaled $0.48 and $0.92 for the quarter and six months ended June 30, 2018, compared with $0.40 and $0.65 for the same periods in 2017. Earnings in the second quarter of 2018 continued to reflect increased interest income from expanding loan and investment portfolios in an increased rate environment, partially offset by increases in interest expense.

Commenting on the Company’s results for the first half of 2018, Thomas R. Quinn, Jr., President and CEO, said, “We are very encouraged by our continued solid loan and deposit growth and pleased that we were able to expand our net interest income from the first to second quarters of this year despite competitive pricing pressure.”  He continued, noting that, “Over the next several quarters we expect to execute several key elements of our strategic plan, including organic growth via four new full-service branches in Lancaster County, and growth through merger and acquisition activity as we integrate the First Community Bank of Mercersburg.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $12.4 million in the second quarter of 2018, a 15.3% increase compared with $10.7 million for the same period in 2017. Net interest income totaled $24.0 million for the six months ended June 30, 2018, a 14.7% increase compared with $21.0 million for the same period in 2017. Net interest margin on a taxable-equivalent basis totaled 3.32% for the second quarter of 2018, compared with 3.26% for the first quarter of 2018 and 3.35% for the second quarter of 2017. Net interest margin on a taxable-equivalent basis totaled 3.29% for the six months ended June 30, 2018, compared with 3.35% for the same period in 2017. Yields and interest income on tax-exempt assets were computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017, reflecting the 21% statutory tax rate that became effective on January 1, 2018, under the Tax Cuts and Jobs Act of 2017. Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2017 to 2018, reflecting the increased interest rate environment between years. The change in the statutory tax rate was the principal factor in the decrease in net interest margin on a taxable-equivalent basis from 2017 to 2018.

Provision for Loan Losses

The provision for loan losses totaled $200 thousand in the second quarter of 2018, compared with $100 thousand in the same period in 2017. For the six months ended June 30, the provision for loan losses in 2018 totaled $400 thousand, compared with $100 thousand in 2017. The Company has experienced loan portfolio growth, as well as the benefit of favorable historical charge-off statistics and generally stable economic and market conditions for the last several years. These key factors were included in the quantitative and qualitative considerations used by management in the determination of the provision expense required to maintain an adequate allowance for loan losses.

Changes in historical charge-off statistics and additional loan portfolio growth are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended June 30, 2018, excluding securities gains, totaled $5.5 million compared with $5.0 million in 2017. For the six months ended June 30, noninterest income in 2018, excluding securities gains, totaled $10.3 million, a $1.0 million increase, or 11.2%, compared with $9.3 million in 2017.

Trust, investment management and brokerage income increased $61 thousand and $374 thousand in comparing the quarter and six months ended June 30, from 2017 to 2018. Overall, fees have increased as additional revenues have been generated as marketplace volatility generated increased volumes. In addition, the six month comparison reflects increased estate fees recognized in the first quarter of 2018 compared with 2017.

Mortgage banking income decreased $134 thousand in comparing the second quarter of 2018 with 2017, reflecting decreased refinancing activity as mortgage rates have been rising as well as a shortage in available housing inventory. Mortgage banking income for the six months ended June 30, in comparing 2018 with 2017, was substantially unchanged.

Other income increased $529 thousand and $578 thousand in comparing the quarter and six months ended June 30, from 2017 to 2018, and reflects an increase of $406 thousand in service charges, commissions and fees experienced in the second quarter of 2018 from the second quarter of 2017.

Investment securities gains totaled $46 thousand and $862 thousand for the quarter and six months ended June 30, 2018, compared with $654 thousand and $657 thousand for the same periods in 2017. At times, the Company may accelerate earnings on securities through realized gains as opportunities become available to reposition part of the investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $13.3 million and $26.3 million for the quarter and six months ended June 30, 2018, compared with $12.4 million and $24.6 million for the corresponding 2017 periods.

The principal drivers of increases in noninterest expenses in comparing these periods were salaries and employee benefits, and occupancy, furniture and equipment costs. The Company's expanded presence in Lancaster County, Pennsylvania, contributed to these increases with the addition of branch banking locations in the second and third quarters of 2017. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in that region. Advertising and bank promotions expense decreased from 2017 to 2018, reflecting the increased activity in 2017 in connection with branch openings. New branch location openings in Lancaster County in the second half of 2018 are expected to increase costs in each of these expense categories.

Salaries and employee benefits totaled $7.9 million and $15.9 million for the quarter and six months ended June 30, 2018, compared with $7.4 million and $14.8 million for the same periods in 2017. A higher level of expense has been incurred over the last several quarters for additional employees as a result of the Company's new branches and overall expansion efforts, annual merit increases, increased incentive compensation, and incremental expense for additional share-based awards granted in 2018. Costs associated with the Company's self-insured group health plan decreased year-over-year due to improving claims experience.

In the second quarter of 2018, the Company incurred $154 thousand in merger related costs, principally legal and professional fees, in connection with the announced merger of Mercersburg Financial Corporation ("Mercersburg") with the Company. The merger is expected to be completed in the fourth quarter of 2018, subject to required regulatory approvals and the approval of Mercersburg's shareholders.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2018 and 2017.

Income Taxes

Income tax expense totaled $374 thousand and $866 thousand for the quarter and six months ended June 30, 2018, compared with $516 thousand and $940 thousand for the same periods in 2017. The effective tax rate for the six months ended June 30, 2018 was 10.2%, compared with 15.0% for the six months ended June 30, 2017. The Company's effective tax rate is significantly less than the federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and earnings on the cash value of life insurance policies, as well as tax credits. The decrease in the effective tax rate from 2017 to 2018 is principally due to the decrease in the Company's federal statutory rate, which changed from 34% to 21% effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017.

FINANCIAL CONDITION

Assets totaled $1.64 billion at June 30, 2018, an increase of $85.3 million from $1.56 billion at December 31, 2017 and an increase of $169.2 million from June 30, 2017. The principal growth components were loans (summarized in the following table), which increased $53.9 million, or 5.3% (10.8% annualized) from $1.01 billion at December 31, 2017 to $1.06 billion at June 30, 2018 and increased $129.5 million, or 13.9%, year-over-year, and securities available for sale, which increased $34.1 million from December 31, 2017 to June 30, 2018 and $47.5 million year-over-year. The primary sources of funding for the year-over-year increases in loans and securities available for sale were deposit growth of $129.9 million, an overall increase in borrowings of $32.9 million and a $15.4 million decrease in cash and cash equivalents.

The following table presents loan balances, by loan class within segments, at June 30, 2018, December 31, 2017 and June 30, 2017.

(Dollars in thousands)	June 30, 2018	December 31, 2017	June 30, 2017

Commercial real estate:
Owner occupied	$119,507	$116,811	$116,419
Non-owner occupied	244,058	244,491	217,070
Multi-family	58,575	53,634	48,637
Non-owner occupied residential	84,009	77,980	68,621
Acquisition and development:
1-4 family residential construction	8,801	11,730	8,036
Commercial and land development	38,773	19,251	28,481
Commercial and industrial	130,280	115,663	97,913
Municipal	39,753	42,065	51,381
Residential mortgage:
First lien	167,499	162,509	150,173
Home equity – term	11,313	11,784	13,019
Home equity – lines of credit	132,528	132,192	127,262
Installment and other loans	28,787	21,902	7,370
	$1,063,883	$1,010,012	$934,382

The Company continues to grow in both its legacy and newer markets through its expanded sales force. Loan portfolio growth was experienced in nearly all loan segments from December 31, 2017 to June 30, 2018, with the largest dollar increases in the acquisition and development, commercial and industrial and commercial real estate segments. Acquisition and development loans grew $16.6 million, or 53.6%, as the need for new construction financing has increased in the market. Commercial and industrial loans grew $14.6 million, or 12.6%, and reflected the Company's additional emphasis on growing this segment to increase diversification of its loan portfolio. The commercial real estate segment also grew $13.2 million, or 2.7%, during this period. Partially offsetting 2018 growth in commercial real estate loans was the payoff of loans in connection with a business ownership transition and settlement of a nonaccrual loan. Year-over-year dollar growth in the loan portfolio was principally in the commercial real estate and commercial and industrial segments. Year-over-year dollar growth in installment and other loans was principally attributable to purchases of automobile financing loans as the Company continued to increase diversification in the portfolio.

The Company has continued to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force. Total deposits grew $106.4 million, or 8.7% from $1.22 billion at December 31, 2017 to $1.33 billion at June 30, 2018 due principally to growth in interest-bearing accounts. Approximately one-third of the growth in interest-bearing accounts occurred as certain larger depository relationships, previously enrolled in the Company's repurchase agreement program included in short-term borrowings, were enrolled in a program provided through a third party which provides full FDIC insurance on deposit amounts by exchanging or reciprocating larger depository relationships with other member banks. Year-over-year deposit growth totaled $129.9 million, or 10.9%, with growth principally in interest-bearing relationships.

Shareholders’ Equity

Shareholders’ equity totaled $145.1 million at June 30, 2018, an increase of $372 thousand, or 0.3%, from $144.8 million at December 31, 2017. The increase in net income for the first half of 2018 was offset by dividends declared on common stock and by a decrease in accumulated other comprehensive income (loss) from changes in unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses totaled $13.4 million at June 30, 2018, compared with $12.8 million at December 31, 2017 and $12.8 million at June 30, 2017. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.26% at June 30, 2018. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a small increase in the allowance for loan losses is adequate for the increasing loan portfolio.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing totaled $6.5 million at June 30, 2018, compared with $12.0 million at December 31, 2017 and $7.4 million at June 30, 2017. One commercial loan, downgraded to nonaccrual status in the fourth quarter of 2017 and paid off in the second quarter of 2018, was the principal driver of the changes.

The allowance for loan losses to nonperforming loans totaled 268.9% at June 30, 2018 compared with 130.0% at December 31, 2017 and 247.1% at June 30, 2017, reflecting the changes in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing was similarly impacted and totaled 218.4% at June 30, 2018, compared with 116.1% at December 31, 2017 and 200.4% at June 30, 2017.

Classified loans, or loans rated substandard, doubtful or loss, totaled $14.3 million at June 30, 2018 (1.3% of total loans), compared with $20.0 million (2.0% of total loans) at December 31, 2017 and $21.0 million (2.2% of total loans) at June 30, 2017.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share information)	2018	2017	2018	2017

Net income	$4,012	$3,308	$7,637	$5,310
Diluted earnings per share	$0.48	$0.40	$0.92	$0.65
Dividends per share	$0.13	$0.10	$0.25	$0.20
Return on average assets	0.98%	0.90%	0.95%	0.74%
Return on average equity	11.31%	9.49%	10.84%	7.78%
Net interest income	$12,353	$10,718	$24,037	$20,955
Net interest margin	3.32%	3.35%	3.29%	3.35%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share information)	2018	2017	2017

Assets	$1,644,118	$1,558,849	$1,474,930
Loans, gross	1,063,883	1,010,012	934,382
Allowance for loan losses	(13,437)	(12,796)	(12,751)
Deposits	1,325,866	1,219,515	1,195,936
Shareholders' equity	145,137	144,765	143,263
Book value per share	17.28	17.34	17.17

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2018	2017	2017
Assets
Cash and cash equivalents	$22,582	$29,807	$38,012
Securities available for sale	449,419	415,308	401,904

Loans held for sale	5,495	6,089	5,182

Loans	1,063,883	1,010,012	934,382
Less: Allowance for loan losses	(13,437)	(12,796)	(12,751)
Net loans	1,050,446	997,216	921,631

Premises and equipment, net	34,558	34,809	35,036
Other assets	81,618	75,620	73,165
Total assets	$1,644,118	$1,558,849	$1,474,930

Liabilities
Deposits:
Noninterest-bearing	$178,704	$162,343	$157,703
Interest-bearing	1,147,162	1,057,172	1,038,233
Total deposits	1,325,866	1,219,515	1,195,936
Borrowings	147,473	177,391	114,553
Accrued interest and other liabilities	25,642	17,178	21,178
Total liabilities	1,498,981	1,414,084	1,331,667

Shareholders' Equity
Common stock	438	435	435
Additional paid - in capital	126,402	125,458	124,727
Retained earnings	21,584	16,042	15,324
Accumulated other comprehensive income (loss)	(2,693)	2,845	2,857
Treasury stock	(594)	(15)	(80)
Total shareholders' equity	145,137	144,765	143,263
Total liabilities and shareholders' equity	$1,644,118	$1,558,849	$1,474,930

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share information)	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$11,731	$9,851	$22,787	$19,055
Interest and dividends on investment securities	3,593	2,617	6,812	5,243
Total interest and dividend income	15,324	12,468	29,599	24,298
Interest expense
Interest on deposits	2,161	1,484	3,985	2,810
Interest on borrowings	810	266	1,577	533
Total interest expense	2,971	1,750	5,562	3,343
Net interest income	12,353	10,718	24,037	20,955
Provision for loan losses	200	100	400	100
Net interest income after provision for loan losses	12,153	10,618	23,637	20,855

Noninterest income
Service charges on deposit accounts	1,463	1,429	2,881	2,787
Trust, investment management and brokerage income	2,202	2,141	4,428	4,054
Mortgage banking activities	679	813	1,314	1,316
Other income	1,115	586	1,722	1,144
Investment securities gains	46	654	862	657
Total noninterest income	5,505	5,623	11,207	9,958

Noninterest expenses
Salaries and employee benefits	7,855	7,422	15,877	14,822
Occupancy, furniture and equipment	1,747	1,531	3,464	3,024
Data processing	595	664	1,214	1,175
Advertising and bank promotions	237	391	619	778
FDIC insurance	172	178	338	315
Professional services	559	485	928	993
Collection and problem loan	21	3	78	78
Real estate owned	53	(12)	78	8
Taxes other than income	251	220	502	448
Merger related	154	0	154	0
Other operating expenses	1,628	1,535	3,089	2,922
Total noninterest expenses	13,272	12,417	26,341	24,563
Income before income tax expense	4,386	3,824	8,503	6,250
Income tax expense	374	516	866	940
Net income	$4,012	$3,308	$7,637	$5,310

Per share information:
Basic earnings per share	$0.50	$0.41	$0.94	$0.66
Diluted earnings per share	0.48	0.40	0.92	0.65
Dividends per share	0.13	0.10	0.25	0.20
Weighted-average shares outstanding - diluted	8,283,102	8,207,689	8,275,748	8,202,935

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2018			June 30, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$9,189	$46	2.01%	$12,380	$46	1.49%
Securities	470,993	3,815	3.25	416,823	2,986	2.87
Loans	1,055,562	11,825	4.49	928,739	10,065	4.35
Total interest-earning assets	1,535,744	15,686	4.10	1,357,942	13,097	3.87
Other assets	108,087			109,793
Total	$1,643,831			$1,467,735
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$741,161	1,006	0.54	$641,111	474	0.30
Savings deposits	99,407	39	0.16	96,261	38	0.16
Time deposits	300,576	1,116	1.49	303,473	972	1.28
Short-term borrowings	87,463	402	1.84	99,983	189	0.76
Long-term debt	83,686	408	1.96	10,634	77	2.90
Total interest-bearing liabilities	1,312,293	2,971	0.91	1,151,462	1,750	0.61
Noninterest-bearing demand deposits	172,813			161,236
Other	16,408			15,205
Total Liabilities	1,501,514			1,327,903
Shareholders' Equity	142,317			139,832
Total	$1,643,831			$1,467,735
Taxable-equivalent net interest income / net interest spread		12,715	3.19%		11,347	3.26%
Taxable-equivalent net interest margin			3.32%			3.35%
Taxable-equivalent adjustment		(362)			(629)
Net interest income		$12,353			$10,718

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2018			June 30, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$11,717	$101	1.74%	$8,981	$64	1.44%
Securities	459,892	7,210	3.16	416,087	5,996	2.91
Loans	1,043,258	22,967	4.44	912,127	19,487	4.31
Total interest-earning assets	1,514,867	30,278	4.03	1,337,195	25,547	3.85
Other assets	105,964			108,696
Total	$1,620,831			$1,445,891
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$729,362	1,814	0.50	$625,170	837	0.27
Savings deposits	98,400	77	0.16	94,795	74	0.16
Time deposits	291,257	2,094	1.45	300,117	1,899	1.28
Short-term borrowings	93,584	765	1.65	102,303	361	0.71
Long-term debt	83,731	812	1.96	16,017	172	2.17
Total interest-bearing liabilities	1,296,334	5,562	0.87	1,138,402	3,343	0.59
Noninterest-bearing demand deposits	166,440			154,904
Other	16,053			14,900
Total Liabilities	1,478,827			1,308,206
Shareholders' Equity	142,004			137,685
Total	$1,620,831			$1,445,891
Taxable-equivalent net interest income / net interest spread		24,716	3.16%		22,204	3.26%
Taxable-equivalent net interest margin			3.29%			3.35%
Taxable-equivalent adjustment		(679)			(1,249)
Net interest income		$24,037			$20,955

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2018	2018	2017	2017

Nonaccrual loans (cash basis)	$4,998	$9,144	$9,843	$5,160
Other real estate (OREO)	395	1,329	961	1,012
Total nonperforming assets	5,393	10,473	10,804	6,172
Restructured loans still accruing	1,156	1,166	1,183	1,204
Loans past due 90 days or more and still accruing	0	0	0	0
Total nonperforming and other risk assets	$6,549	$11,639	$11,987	$7,376

Loans 30-89 days past due	$1,857	$2,081	$5,277	$1,069

Asset quality ratios:
Total nonperforming loans to total loans	0.47%	0.88%	0.97%	0.55%
Total nonperforming assets to total assets	0.33%	0.64%	0.69%	0.42%
Total nonperforming assets to total loans and OREO	0.51%	1.00%	1.07%	0.66%
Total risk assets to total loans and OREO	0.62%	1.11%	1.19%	0.79%
Total risk assets to total assets	0.40%	0.71%	0.77%	0.50%

Allowance for loan losses to total loans	1.26%	1.25%	1.27%	1.36%
Allowance for loan losses to nonperforming loans	268.85%	142.17%	130.00%	247.11%
Allowance for loan losses to nonperforming and restructured loans still accruing	218.35%	126.09%	116.05%	200.36%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2018	2017	2018	2017

Balance, beginning of period	$13,000	$12,668	$12,796	$12,775
Provision for loan losses	200	100	400	100
Recoveries	370	61	445	83
Charge-offs	(133)	(78)	(204)	(207)
Balance, end of period	$13,437	$12,751	$13,437	$12,751

About the Company

With over $1.6 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

On May 31, 2018, the Company and Mercersburg Financial Corporation announced the signing of a definitive agreement under which Mercersburg will merge with and into the Company. In connection with the merger agreement, Mercersburg's subsidiary bank, First Community Bank of Mercersburg, will be merged with and into Orrstown Bank. The merger is expected to be completed in the fourth quarter of 2018, subject to required regulatory approvals and the approval of Mercersburg's shareholders.

Cautionary Note Regarding Forward-looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which are based on currently available information, typically contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” and similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended March 31, 2018, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings, including Form S-4 Registration Statement for the announced merger of Mercersburg Financial Corporation into the Company, made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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